EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces 2018 Second-Quarter Financial and Operating Results

TULSA, OK - August 1, 2018 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced its 2018 second-quarter results, reporting net income attributable to common stockholders of $33.5 million, or $0.14 per diluted share. Adjusted Net Income, a non-GAAP financial measure, for the second quarter of 2018 was $58.9 million, or $0.25 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the second quarter of 2018 was $152.5 million. Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.
2018 Second-Quarter Highlights

•	Produced a Company record 67,206 barrels of oil equivalent ("BOE") per day, an increase of 15% from second-quarter 2017

•	Increased anticipated production growth for full-year 2018 to greater than 15%

•	Increased Adjusted EBITDA to $152.5 million, up 33% from the second quarter of 2017

•	Repurchased 3,150,651 shares of common stock at a weighted-average price of $9.12 per share for $28.7 million under the Company's share repurchase program
"The Company continued its impressive operational performance in the second quarter, with improving efficiencies enabling the Company to complete more wells than projected and exceed production guidance," stated Randy A. Foutch, Chairman and Chief Executive Officer. "We now expect to complete 12% more wells than was anticipated in our original 2018 budget as a result of reduced cycle times and we forecast our well costs will decrease in the second half of the year as we implement the utilization of in-basin sand. Our low unit operating costs, the positive results of our co-development activities and continued focus on cost control are expected to drive further capital-efficient growth and value enhancement as we accelerate our development by adding a fourth rig this month."
E&P Update
In the second quarter of 2018, Laredo completed 20 gross (19.9 net) horizontal wells with an average completed lateral length of approximately 10,700 feet, surpassing Company expectations of 17 gross completions. Laredo produced a Company record 67,206 BOE per day in second-quarter 2018, an increase of 15% from the second quarter of 2017 and higher than Company guidance of 64,000 BOE per day.

Operational efficiency gains experienced in the first quarter of 2018 continued through second-quarter 2018, facilitating higher than anticipated completion counts in both quarters. Completions efficiency has increased by approximately 34% compared to 2017, reflecting the benefits of contracting a second dedicated completion crew and the Company's focus on best practices in drilling and completions operations.
At the end of the second quarter of 2018, the Company signed a one-year contract that is expected to enable the full implementation of in-basin sand in future completions. Laredo anticipates savings of approximately $400,000 per well in second-half 2018 completions from the use of in-basin sand, thus achieving a substantial portion of the savings anticipated in the Company's initial budget.
Unit lease operating expenses ("LOE") decreased in the second quarter of 2018 to $3.70 per BOE, down from $3.85 per BOE in the previous quarter. This is the eighth consecutive quarter in which Laredo's unit LOE has been less than $4.00 per BOE. The Company expects sequential decreases in unit LOE for the remaining two quarters of 2018.
Previously, the Company announced a fire caused by a lightning strike on June 30, 2018, at a tank battery in Glasscock County, Texas. Production was restored in accordance with previously announced expectations, with minimal production loss, and has now exceeded pre-fire levels. The cost to replace the damaged equipment is expected to be less than $2 million.
Laredo expects to complete 16 gross horizontal wells (16 net) in the third quarter of 2018 with an average lateral length of approximately 11,400 feet. Third-quarter 2018 production is expected to be positively impacted by the 14 wells completed at the end of the second quarter. Eight of the completions during the third quarter of 2018 are expected to be at the end of the quarter and thus have limited impact on production for the third quarter.
The Company has signed a contract for a fourth horizontal rig and expects to begin drilling with the rig in mid-August. Laredo anticipates maintaining four horizontal rigs and two completion crews for the remainder of 2018.
Results from previous co-development packages in the Upper and Middle Wolfcamp formations continue to be very positive. Both the five-well Sugg-A 157/158 and the nine-well Lane Trust packages continue to perform above the Company's Upper/Middle Wolfcamp type curve. In the second quarter of 2018, the Company completed an 11-well co-development package and has two more co-development packages, each with at least eight wells, scheduled to be completed in the second half of 2018. These packages are expected to drive capital-efficient production growth in 2019 as they reach peak production.
Crude Marketing
In the second quarter of 2018, Laredo contracted firm transportation to the Gulf Coast on the Gray Oak crude oil pipeline, which is expected to begin transporting crude oil in the fourth quarter of 2019. The agreement allows the Company to transport 25,000 gross barrels of oil per day ("BOPD") in the first year of operation and 35,000 gross BOPD in the remaining six years of the contract. Laredo currently transports 10,000 gross BOPD to the Gulf Coast on the Bridgetex crude oil pipeline and, when combined with the Gray Oak volumes, a substantial portion of the Company's gross production will be priced in the Gulf Coast when the Gray Oak pipeline begins service.
Laredo's contract with the Medallion intra-basin pipeline provides flow assurance to multiple long-haul pipelines that connect to the Cushing, Houston or Corpus Christi markets. The Company currently has contracts with Medallion that ensure firm transportation for substantially all of Laredo's current and expected future volumes through May 2027.
Approximately 85% of the Company's gross operated volumes are gathered directly on pipe by Laredo Midstream Services, LLC ("LMS")-owned crude oil gathering system or on Medallion-owned gathering, substantially eliminating the need for trucking the Company's crude production. The small portion of crude that is trucked is delivered into either Laredo or Medallion-owned truck stations, shortening the average trip from tank battery to delivery to approximately 20 miles.
Water Infrastructure
Through LMS, the Company has built approximately 110 miles of water gathering and distribution pipelines, recycling facilities capable of processing 54,000 barrels of water per day and water storage capacity of 22.5 million barrels of water. In the second quarter of 2018, Laredo gathered 81% of produced water by pipe and recycled 35% of produced water. In total, LMS' water assets produced savings net to the Company of approximately $5.4 million in the second quarter of 2018.
2018 Capital Program
During the second quarter of 2018, Laredo invested approximately $169 million in drilling and completions activities. Other budgeted expenditures incurred during the quarter included approximately $2 million in bolt-on land acquisitions, lease extensions and data, approximately $8 million in infrastructure, including LMS investments, and approximately $7 million in other capitalized costs. Additionally, the Company completed property acquisitions for approximately $16 million that were not previously budgeted.
Through the first half of 2018, the Company has completed 40 gross (39.9 net) horizontal wells with an average lateral length of approximately 10,200 feet, or more than 60% of the total lateral feet originally expected to be completed during 2018. Operational efficiencies have shortened cycle times and Laredo now expects to complete approximately 70 net horizontal wells with an average lateral length of approximately 10,400 feet during 2018, an increase from original expectations of 60 - 65 net wells.
Commensurate with the increase in operational efficiencies and expected completions, the Company is increasing the drilling and completion portion of its capital budget to $545 million, an increase of $45 million from the previously announced level. Other capital expenditures are expected to remain unchanged at $85 million, bringing total annual budgeted capital expenditures, excluding non-budgeted acquisitions, to $630 million.

Liquidity
At June 30, 2018, the Company had cash and cash equivalents of approximately $37 million and undrawn capacity under the senior secured credit facility of $1.09 billion, resulting in total liquidity of approximately $1.13 billion.
At July 31, 2018, the Company had cash and cash equivalents of approximately $34 million and available capacity under the senior secured credit facility of $1.065 billion, resulting in total available liquidity of approximately $1.1 billion.
Commodity Derivatives
Laredo maintains a disciplined hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. The Company utilizes a combination of puts, swaps and collars, entering into contracts solely with banks that are part of its senior secured credit facility. Laredo currently has hedges in place for approximately 90% of anticipated oil production in the second half of 2018 and has oil hedges through 2021. Laredo has also entered into NGL and natural gas hedges through 2018 and basis hedges through 2020. Details of the Company's hedge positions are included in the current Corporate Presentation available on the Company's website at www.laredopetro.com.
Guidance
The Company is increasing its anticipated full-year 2018 total production growth guidance to greater than 15% and reiterating previously issued oil production growth guidance of greater than 10% as compared to 2017. The table below reflects the Company's guidance for the third quarter of 2018.

3Q-2018E
Total production (MBOE/d)	71.0
Oil production (MBO/d)	29.1

Price Realizations (pre-hedge):
Crude oil (% of WTI)	86%
Natural gas liquids (% of WTI)	33%
Natural gas (% of Henry Hub)	47%

Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$3.65
Midstream expenses ($/BOE)	$0.15
Transportation and marketing expenses ($/BOE)	$0.80
Production and ad valorem taxes (% of oil, NGL and natural gas revenue)	6.25%
General and administrative expenses:
Cash ($/BOE)	$2.60
Non-cash stock-based compensation ($/BOE)	$1.55
Depletion, depreciation and amortization ($/BOE)	$8.30

Conference Call Details
On Thursday, August 2, 2018, at 7:30 a.m. CT, Laredo will host a conference call to discuss its second-quarter 2018 financial and operating results and management’s outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will be posted to the Company’s website and available for review. The Company invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for "Investor Relations." Portfolio managers and analysts who would like to participate on the call should dial 877.930.8286, using conference code 3368476, approximately 10 minutes prior to the scheduled conference time. International participants should dial 253.336.8309, also using conference code 3368476. A telephonic replay will be available approximately two hours after the call on August 2, 2018 through Thursday, August 9, 2018. Participants may access this replay by dialing 855.859.2056, using conference code 3368476.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and midstream and marketing services, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of pending or potential litigation, the suspension or discontinuance of share repurchases at any time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC") including, but not limited to, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, to be filed with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “estimated ultimate recovery,” or

"EURs," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. EURs are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential or EURs do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling costs and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Oil, NGL and natural gas sales	$208,561	$141,837	$405,995	$280,573
Midstream service revenues	1,976	2,703	4,335	5,702
Sales of purchased oil	140,509	42,461	200,412	89,732
Total revenues	351,046	187,001	610,742	376,007
Costs and expenses:
Lease operating expenses	22,642	20,104	44,593	37,096
Production and ad valorem taxes	12,405	8,472	24,217	17,253
Transportation and marketing expenses	1,534	—	1,534	—
Midstream service expenses	403	896	1,096	1,812
Costs of purchased oil	140,578	44,020	201,242	94,276
General and administrative	26,834	22,008	51,559	47,605
Depletion, depreciation and amortization	50,762	38,003	96,315	72,115
Other operating expenses	1,121	1,437	2,227	2,463
Total costs and expenses	256,279	134,940	422,783	272,620
Operating income	94,767	52,061	187,959	103,387
Non-operating income (expense):
Gain (loss) on derivatives, net	(45,976)	28,897	(36,966)	65,568
Income from equity method investee(1)	—	2,471	—	5,539
Interest expense	(14,424)	(23,173)	(27,942)	(45,893)
Other, net	(915)	854	(3,079)	785
Non-operating income (expense), net	(61,315)	9,049	(67,987)	25,999
Income before income taxes	33,452	61,110	119,972	129,386
Income tax:
Deferred	—	—	—	—
Total income tax	—	—	—	—
Net income	$33,452	$61,110	$119,972	$129,386
Net income per common share:
Basic	$0.14	$0.26	$0.51	$0.54
Diluted	$0.14	$0.25	$0.51	$0.53
Weighted-average common shares outstanding:
Basic	230,933	239,231	234,561	238,870
Diluted	231,706	244,417	235,501	244,385
_______________________________________________________________________________

(1)
On October 30, 2017, LMS, together with Medallion Midstream Holdings, LLC, which is owned and controlled by an affiliate of the third-party interest holder, The Energy & Minerals Group, completed the sale of 100% of the ownership interests in Medallion Gathering & Processing, LLC, a Texas limited liability company formed on October 12, 2012, which, together with its wholly-owned subsidiaries (collectively, "Medallion"), to an affiliate of Global Infrastructure Partners ("GIP"), for cash consideration of $1.825 billion (the "Medallion Sale"). LMS' net cash proceeds for its 49% ownership interest in Medallion in 2017 were $829.6 million, before post-closing adjustments and taxes, but after deduction of its proportionate share of fees and other expenses associated with the Medallion Sale. On February 1, 2018, closing adjustments were finalized and LMS received additional net cash of $1.7 million for total net cash proceeds before taxes of $831.3 million. The Medallion Sale closed pursuant to the membership interest purchase and sale agreement, which provides for potential post-closing additional cash consideration that is structured based on GIP's realized profit at exit. There can be no assurance as to when and whether the additional consideration will be paid.

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$33,452	$61,110	$119,972	$129,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	50,762	38,003	96,315	72,115
Non-cash stock-based compensation, net	10,676	8,687	20,015	17,911
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	45,976	(28,897)	36,966	(65,568)
Settlements received (paid) for matured derivatives, net	181	13,705	(2,055)	21,156
Settlements received for early terminations of derivatives, net	—	4,234	—	4,234
Premiums paid for derivatives	(5,451)	(9,987)	(9,475)	(12,094)
Other, net(1)	3,636	(1,158)	8,944	(1,920)
Cash flows from operations before changes in assets and liabilities	139,232	85,697	270,682	165,220
(Increase) decrease in current assets and liabilities, net	(24,867)	7,512	(9,372)	(8,183)
Decrease (increase) in other noncurrent assets and liabilities, net	1,765	(92)	1,291	(136)
Net cash provided by operating activities	116,130	93,117	262,601	156,901
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(16,340)	—	(16,340)	—
Capital expenditures:
Oil and natural gas properties	(146,509)	(121,677)	(341,534)	(232,219)
Midstream service assets	(1,843)	(4,386)	(5,205)	(6,117)
Other fixed assets	(1,002)	(1,480)	(4,965)	(2,683)
Proceeds from disposition of equity method investee, net of selling costs(1)	—	—	1,655	—
Proceeds from dispositions of capital assets, net of selling costs	11,296	3,926	12,317	63,441
Net cash used in investing activities	(154,398)	(123,617)	(354,072)	(177,578)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	55,000	40,000	110,000	90,000
Payments on Senior Secured Credit Facility	—	—	—	(55,000)
Share repurchases	(33,504)	—	(87,218)	—
Other, net	(2,513)	(4,828)	(6,866)	(11,971)
Net cash provided by financing activities	18,983	35,172	15,916	23,029
Net (decrease) increase in cash and cash equivalents	(19,285)	4,672	(75,555)	2,352
Cash and cash equivalents, beginning of period	55,889	30,352	112,159	32,672
Cash and cash equivalents, end of period	$36,604	$35,024	$36,604	$35,024
_______________________________________________________________________________

(1)	See footnote 1 to the condensed consolidated statements of operations.

Laredo Petroleum, Inc.
Selected operating data

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	2,514	2,482	4,953	4,602
NGL (MBbl)	1,778	1,433	3,341	2,696
Natural gas (MMcf)	10,947	8,524	21,120	16,524
Oil equivalents (MBOE)(1)(2)	6,116	5,336	11,814	10,052
Average daily sales volumes (BOE/D)(2)	67,206	58,632	65,270	55,536
% Oil(2)	41%	47%	42%	46%
Average sales Realized Prices(2):
Oil, without derivatives ($/Bbl)(3)	$63.26	$42.00	$62.58	$44.26
NGL, without derivatives ($/Bbl)(3)	$20.71	$13.82	$19.51	$15.07
Natural gas, without derivatives ($/Mcf)(3)	$1.16	$2.09	$1.46	$2.19
Average price, without derivatives ($/BOE)(3)	$34.10	$26.58	$34.37	$27.91
Oil, with derivatives ($/Bbl)(4)	$58.71	$46.95	$58.62	$48.22
NGL, with derivatives ($/Bbl)(4)	$20.07	$13.61	$19.15	$14.75
Natural gas, with derivatives ($/Mcf)(4)	$1.72	$2.12	$1.78	$2.21
Average price, with derivatives ($/BOE)(4)	$33.04	$28.88	$33.18	$29.66
Average costs per BOE sold(2):
Lease operating expenses	$3.70	$3.77	$3.78	$3.69
Production and ad valorem taxes	2.03	1.59	2.05	1.72
Transportation and marketing expenses	0.25	—	0.13	—
Midstream service expenses	0.07	0.17	0.09	0.18
General and administrative:
Cash	2.64	2.50	2.67	2.95
Non-cash stock-based compensation, net	1.75	1.63	1.69	1.78
Depletion, depreciation and amortization	8.30	7.12	8.15	7.17
Total costs and expenses	$18.74	$16.78	$18.56	$17.49
Cash margins per BOE sold(2):
Realized	$25.41	$18.56	$25.65	$19.37
Hedged	$24.35	$20.86	$24.46	$21.12
_______________________________________________________________________________

(1)	BOE is calculated using a conversion rate of six Mcf per one Bbl.

(2)	The numbers presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(3)
Realized oil, NGL and natural gas prices are the actual prices received when control passes to the purchaser/customer adjusted for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. See "Transportation and marketing expenses" under "Average costs per BOE sold" for costs incurred prior to control passing to the final customer per BOE.

(4)
Price reflects the after-effects of our derivative transactions on our average Realized Prices. Our calculation of such after-effects includes current period settlements of matured derivatives in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments that settled in the period.

Laredo Petroleum, Inc.
Costs incurred

The following table presents costs incurred in the acquisition, exploration and development of oil and natural gas properties, with asset retirement obligations included in evaluated property acquisition costs and development costs, for the periods presented:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Property acquisition costs:
Evaluated	$13,847	$—	$13,847	$—
Unevaluated	2,790	—	2,790	—
Exploration costs	5,108	5,658	11,245	21,201
Development costs	178,796	125,738	327,834	236,896
Total costs incurred	$200,541	$131,396	$355,716	$258,097

Laredo Petroleum, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures
Non-GAAP financial measures
The non-GAAP financial measures of Adjusted Net Income and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or loss or cash flows from operating activities. Adjusted Net Income and Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of liquidity or financial performance.
Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure we use to evaluate performance, prior to income tax expense or benefit, mark-to-market on derivatives, premiums paid for derivatives, gains or losses on disposal of assets and other non-recurring income and expenses and after applying adjusted income tax expense. We believe Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare our performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of income before income taxes (GAAP) to Adjusted Net Income (non-GAAP):

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Income before income taxes	$33,452	$61,110	$119,972	$129,386
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	45,976	(28,897)	36,966	(65,568)
Settlements received (paid) for matured derivatives, net	181	13,705	(2,055)	21,156
Settlements received for early terminations of derivatives, net	—	4,234	—	4,234
Premiums paid for derivatives	(5,451)	(9,987)	(9,475)	(12,094)
(Gain) loss on disposal of assets, net	1,358	(805)	3,975	(591)
Adjusted income before adjusted income tax expense	75,516	39,360	149,383	76,523
Adjusted income tax expense(1)	(16,614)	(14,170)	(32,864)	(27,548)
Adjusted Net Income	$58,902	$25,190	$116,519	$48,975
Net income per common share:
Basic	$0.14	$0.26	$0.51	$0.54
Diluted	$0.14	$0.25	$0.51	$0.53
Adjusted Net Income per common share:
Basic	$0.26	$0.11	$0.50	$0.21
Diluted	$0.25	$0.10	$0.49	$0.20
Weighted-average common shares outstanding:
Basic	230,933	239,231	234,561	238,870
Diluted	231,706	244,417	235,501	244,385
_______________________________________________________________________________

(1)
Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for the three and six months ended June 30, 2018, in response to recent changes in the tax code, and 36% for the three and six months ended June 30, 2017.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for depletion, depreciation and amortization, non-cash stock-based compensation, net, accretion expense, mark-to-market on derivatives, premiums paid for derivatives, interest expense, gains or losses on disposal of assets, income or loss from equity method investee, proportionate Adjusted EBITDA of equity method investee and other non-recurring income and expenses. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies and the different methods of calculating Adjusted EBITDA reported by different companies. Our measurements of Adjusted EBITDA for financial reporting as compared to compliance under our debt agreements differ.
The following table presents a reconciliation of net income (GAAP) to Adjusted EBITDA (non-GAAP):

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net income	$33,452	$61,110	$119,972	$129,386
Plus:
Depletion, depreciation and amortization	50,762	38,003	96,315	72,115
Non-cash stock-based compensation, net	10,676	8,687	20,015	17,911
Accretion expense	1,121	943	2,227	1,871
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	45,976	(28,897)	36,966	(65,568)
Settlements (paid) received for matured derivatives, net	181	13,705	(2,055)	21,156
Settlements received for early terminations of derivatives, net	—	4,234	—	4,234
Premiums paid for derivatives	(5,451)	(9,987)	(9,475)	(12,094)
Interest expense	14,424	23,173	27,942	45,893
(Gain) loss on disposal of assets, net	1,358	(805)	3,975	(591)
Income from equity method investee(1)	—	(2,471)	—	(5,539)
Proportionate Adjusted EBITDA of equity method investee(1)(2)	—	6,601	—	12,966
Adjusted EBITDA	$152,499	$114,296	$295,882	$221,740
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(1)	See footnote 1 to the condensed consolidated statements of operations.

(2)	Proportionate Adjusted EBITDA of Medallion, our equity method investee until its sale on October 30, 2017, is calculated as follows:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Income from equity method investee	$—	$2,471	$—	$5,539
Adjusted for proportionate share of depreciation and amortization	—	4,130	—	7,427
Proportionate Adjusted EBITDA of equity method investee	$—	$6,601	$—	$12,966
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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